Exhibit 53
OPTION AGREEMENT

This OPTION AGREEMENT (the “Agreement”), dated as of this 29th day of March, 2011 by and between:

(1)
JG SUMMIT HOLDINGS, INC., a corporation duly organized and existing under and by virtue of the laws of the Philippines, with principal offices at the 43/F Robinsons Equitable Tower, ADB Ave. cor. Poveda Rd., Ortigas Center, Pasig City, Philippines (the “Optionor”); and

(2)    METRO PACIFIC RESOURCES, INC., a corporation organized and existing under and by virtue of the laws of the Philippines, with principal office at 18/F Liberty Center, H.V. dela Costa Street, Salcedo Village, Makati City, Metro Manila, Philippines (the “Optionee”),

(each a “Party” and collectively the “Parties”).

WHEREAS:

(A)           The Optionor and the Issuer have executed the Acquisition Documents pursuant to which the Issuer has agreed to issue the Option Shares to the Optionor upon the terms and conditions set out in the Acquisition Documents.

(B)           Upon the terms and subject to the conditions of this Agreement, the Optionor intends to grant to the Optionee the right to purchase the Option Shares.

NOW, THEREFORE, for and in consideration of the premises and of the representations, warranties and mutual covenants hereinafter contained, and subject to the terms and conditions stated herein, the Parties hereby agree as follows:

ARTICLE 1 – DEFINITIONS

1.1  Definitions.  The following terms when used in this Agreement shall have the following meanings:

“Acquisition Documents” means the Sale and Purchase Agreement and all related documents and agreements.

“Acquisition Closing” means Closing under the Sale and Purchase Agreement.

“Agreed Exchange Rate” means Php 43.405 for US$1.00.

“Business Day” means any day which is not a Saturday, a Sunday or a day on which banks in the Philippines, Hong Kong or New York, USA are authorized or required to close.

“Call Option” has the meaning set forth in Section 2.2.

“Call Option Consideration” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.7.

“Digitel” means Digital Telecommunications Philippines, Inc.

“Effective Date”  has the meaning set forth in Section 2.1.

“Encumbrance” means a mortgage, charge (fixed or floating), pledge, lien, option, restriction, right to acquire, right of first refusal, right of pre-emption, third-party right or interest, assignment, deed of trust, other encumbrance or security interest of any kind, or any agreement to create any of the foregoing, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect, any proxy, power of attorney, voting trust arrangement, interest, option or right of first offer or any adverse claim as to title, possession or use.

“Escrow Account” has the meaning given to it in the Sale and Purchase Agreement.

“Exercise Price” has the meaning set forth in Section 2.6.

 “Issuer” means Philippine Long Distance Telephone Company.

“Notice of Call” means a written notice exercising the Call Option served by the Optionee in substantially the form set out in Schedule 1.

“Notice of Put” means a written notice exercising the Put Option served by the Optionor in substantially the form set out in Schedule 2.

“Option Period” means the 30-day period from the day of listing of the Option Shares with the PSE.

“Option Shares” means 5,811,504 shares of common stock of the Issuer to be issued to the Optionor by the Issuer under the Acquisition Documents, to be owned of record and beneficially by the Optionor as of the Effective Date  together with any further shares, stock or other securities in the Issuer or in any other company which are derived from the Option Shares or which are distributed by the Issuer in respect of the Option Shares and any shares, stock or other securities for the time being representing the same by reason of any alteration in the share capital of the Issuer or any amalgamation, reorganisation or reconstruction of the Issuer.

“Other Option Agreement” means the Option Agreement to be executed by the Optionor and the Other Optionee granting the Other Optionee a put and call option over the Other Option Shares, the terms and conditions of which shall be substantially the same as the terms and conditions of this Agreement.

“Other Option Shares” means 4,562,081 shares of common stock of the Issuer, to be issued to the Optionor by the Issuer under the Acquisition Documents,  to be owned of record and beneficially by the Optionor as of the Effective Date together with any further shares, stock or other securities in the Issuer or in any other company which are derived from the Other Option Shares or which are distributed by the Issuer in respect of the Other Option Shares and any shares, stock or other securities for the time being representing the same by reason of any alteration in the share capital of the Issuer or any amalgamation, reorganisation or reconstruction of the Issuer.

“Other Optionee” means NTT DoCoMo.

“PCD” means PCD Nominee Corporation.

“Peso” and “Php” mean the lawful currency of the Philippines.

“PSE” means the Philippine Stock Exchange, Inc.

“Put Option” has the meaning set forth in Section 2.4.

“Retention Amount” has the meaning given to it in the Sale and Purchase Agreement.

“Sale and Purchase Agreement” means the Sale and Purchase Agreement dated 29th day of March, 2011 between the Optionor, Express Holdings, Inc., Solid Finance (Holdings), Limited, Mrs. Elizabeth Yu Gokongwei, and the Issuer covering inter alia, the issue to the Optionor of the Option Shares by the Issuer.

“Tender Offer” has the meaning given to it in the Sale and Purchase Agreement.

“US Dollar” and “$” means the lawful currency of the United States of America.

1.2   Interpretation.  In this Agreement, unless the context otherwise requires:

(a)   Words importing the singular number shall include the plural and vice versa. Words importing the masculine shall include the feminine and neuter gender and vice versa.

(b)   Any reference to Sections, Recitals and Schedules is a reference to sections and recitals of, and schedules to, this Agreement.

(c)       Any reference to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time in accordance with the terms thereof and in effect at any given time.

(d)       The headings to the Sections and paragraphs herein are inserted for ease of reference only and shall not affect the interpretation thereof or of this Agreement.

(e)       Any reference to “writing” or cognate expressions includes a reference to telex, cable, facsimile transmissions or comparable means of communication.

(f)        Any reference to “days” shall mean calendar days, unless the term “Business Days” is used. Reference to a time of day shall mean such time in Manila, Philippines unless otherwise specified; and

(g)      This Agreement is the result of negotiations among, and has been reviewed by, the Parties and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of both Parties. No ambiguity shall be construed in favor of or against any Party.

ARTICLE 2 – THE CALL OPTION AND THE PUT OPTION

2.1       Effective Date

This Agreement is conditional on Acquisition Closing occurring and shall only come into effect on the date of Acquisition Closing (the “Effective Date”). If Acquisition Closing does not occur by December 31, 2011, or a later date that may be mutually agreed by the Parties, this Agreement shall automatically terminate without liability for either Party.

2.2       Call Option

In consideration of the mutual covenants and agreements contained herein, and payment by the Optionee to the Optionor of the sum of Php100.00 (the “Call Option Consideration”), the Optionor hereby grants to the Optionee the right to purchase all (but not part only) of the Option Shares, free from and clear of all Encumbrances, restrictions and claims of whatever kind and nature, and with all rights attached or accruing thereto on or after the date of this Agreement (the “Call Option”), on and in accordance with the terms of this Agreement. The Call Option Consideration is a distinct consideration for the grant of the Call Option and, therefore, shall not be creditable toward the Exercise Price. The Call

Option Consideration shall be payable on the Effective Date.

2.3       Exercise of Call Option

(a)       The Call Option may be exercised by delivery to the Optionor of the Notice of Call at any time during the Option Period upon which the Optionor shall be obligated to sell to the Optionee all (but not part only) of the Option Shares in accordance with Sections 2.2 and 2.7 herein.

(b)       The Notice of Call, once delivered, shall be irrevocable and may not be withdrawn except with the written consent of the other Party.

(c)       The Call Option shall be deemed to have been duly exercised by the Optionee if the Notice of Call is received by the Optionor at any time during the Option Period, notwithstanding that the sale of the Option Shares is effected after the Option Period in accordance with Section 2.7.

2.4       Put Option

In consideration of the mutual covenants and agreements contained herein and payment by the Optionor to the Optionee of the sum of Php100.00 (the “Put Option Consideration”), the Optionee hereby grants to the Optionor the right to require the Optionee to purchase all (but not part only) of the Option Shares, free from and clear of all Encumbrances, restrictions and claims of whatever kind and nature, and with all rights attached or accruing thereto on or after the date of this Agreement (the “Put Option”), on and in accordance with the terms of this Agreement. The Put Option Consideration shall be payable on the Effective Date.

2.5       Exercise of the Put Option

(a)        The Put Option may be exercised by delivery to the Optionee of the Notice of Put at any time during the Option Period upon which the Optionee shall be obligated to purchase from the Optionor all (but not part only) of the Option Shares in accordance with Sections 2.4 and 2.7 herein.

(b)        The Notice of Put, once delivered, shall be irrevocable and may not be withdrawn except with the written consent of the other Party.

(c)           The Put Option shall be deemed to have been duly exercised by the Optionor if the Notice of Put is received by the Optionee at any time during the Option Period, notwithstanding that the sale of the Option Shares is effected after the Option Period in accordance with Section 2.7.

2.6        Exercise Price

The exercise price for the purchase by the Optionee of the Option Shares from the Optionor upon the Optionee exercising the Call Option or upon the Optionor exercising the Put Option shall be an amount equivalent to the US Dollar equivalent of Php 2,500 per Option Share converted at the Agreed Exchange Rate (the “Exercise Price”).

2.7        Closing

(a)        Upon the delivery of a Notice of Call or a Notice of Put, the sale and purchase of the Option Shares (“Closing”) shall be effected as follows:

(1)  The Optionor and the Optionee shall enter into a deed of assignment over the Option Shares.

(2)  The Optionor and the Optionee shall instruct their respective brokers to obtain a block sale approval for the sale of the Option Shares,

(3)  The Optionor shall deliver the Option Shares and the stock certificates covering the Option Shares to the Optionor’s broker for lodgement with PCD within one (1) Business Day from receipt of the Notice of Call or Notice of Put, and

(4)  The Parties shall transact the sale and purchase of the Option Shares through the facilities of the PSE within two (2) Business Days from lodgement of the Option Shares and approval of the block sale from the PSE.

(b)        On Closing, the Optionee shall pay the Exercise Price of the Option Shares (less the amount equivalent to Peso equivalent of the Retention Amount computed at the Agreed Exchange Rate which shall be remitted to the Escrow Account) to the Optionor in accordance with payment instructions of the Optionor upon receipt of the confirmation from the Optionee’s broker that the block   sale of the Option Shares has been effected pursuant to Section 2.7 (a).

(c)        On Closing, the Optionor shall pay and deliver to the Optionee, without any additional cost to the Optionee (i) all shares hereafter issued by the Issuer by way of stock dividends on the Option Shares, (ii) all property or cash dividends declared or paid on the Option Shares from and after the date of this Agreement; (iii) all other rights hereafter accruing on the Option Shares; and (iv) all the proceeds of all of the foregoing, if any.

(d)       All taxes that may be due on the sale of the Option Shares to the Optionee shall be for the exclusive account of the Optionee. Each Party will bear all the fees and expenses associated with the services of its designated stockbroker for purposes of transacting the Option Shares through the facilities of the PSE provided that all fees payable to the PSE in connection with the application for approval of the block sale of the Option Shares on Closing shall be borne equally by the Optionor and the Optionee.

ARTICLE 3 – COVENANTS

3.1       The Other Option Agreement

The Optionor shall enter into the Other Option Agreement with the Other Optionee on or before May 15, 2011.

3.2       Covenants

From the date of this Agreement and during the Option Period and after the exercise of the Call Option or the Put Option except for such transfer to the Optionee contemplated in this Agreement, the Optionor shall not sell, alienate, or in any manner dispose of or create an Encumbrance on the Option Shares or any interest therein  including (i) any shares hereafter issued by the Issuer by way of stock dividends on the Option Shares; (ii) any property or cash dividends declared or paid on the Option Shares from and after the date of this Agreement; (iii) any and all other rights hereafter accruing on the Option Shares; and (iv) the proceeds of any of the foregoing, if any.

3.3        Voting Rights

The right to vote the Option Shares shall remain with the Optionor until the Option Shares shall have been duly acquired by the Optionee in accordance with the terms of this Agreement.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES

4.1        Representations and Warranties

4.1.1     The Optionor represents and warrants to the Optionee as follows:

(a)       the Optionor is a corporation duly organized under the laws of the Philippines;

(b)       the Optionor has full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been approved by all proper and necessary corporate actions;

(c)       the execution, delivery and performance by the Optionor of this Agreement do not and will not contravene any law, regulation or other directive of any governmental authority and do not and will not result in a breach of, or constitute a default or require any consent under, any contract or agreement to which it is a party or by which it is bound or to which any of its assets (including the Option Shares and the Other Option Shares) is subject;

(d)       this Agreement, upon its execution, will constitute a valid and legally binding obligation enforceable against the Optionor in accordance with the terms hereof;

(e)       on Effective Date, the Optionor shall be the legal and beneficial owner of the Option Shares;

(f)        the Option Shares comprise approximately  percent 2.69%  of the issued and outstanding common shares of the Issuer immediately following Closing (if all the minority stockholders in Digitel exercised their option to exchange their shares of Digitel for shares of the Issuer pursuant to the Tender Offer), and have been validly issued, fully paid for and are non-assessable;

(g)       the Option Shares are free from any and all Encumbrances and all other rights and interests of third parties; and

(h)       neither the Optionor nor any of its properties or assets, including the Option Shares, enjoy any right of immunity from suit, jurisdiction of any competent court, attachment prior to judgment, attachment in aid of execution, execution of judgment or set-off in respect of  its obligations under this Agreement.

4.1.2.    The Optionee represents and warrants to the Optionor that:

(a)       the Optionee is a corporation duly organized under the laws of the Philippines;

(b)       the Optionee has full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been approved by all proper and necessary corporate actions; and

(c)        the execution, delivery and performance by the Optionee of this Agreement do not and will not contravene any law, regulation or other directive of any governmental authority and do not and will not result in a breach of, or constitute a default or require any consent under, any contract or agreement to which it is a party or by which it is bound or to which any of its assets is subject.

4.2       Survival of Representations and Warranties

The representations contained herein shall be true and correct on the execution date of this Agreement, the date of the Notice of Call or Notice of Put, on Closing and the date of the sale by the Optionor, and purchase by the Optionee, of the Option Shares, with the same effect as though such representations and warranties had been made on and as of such dates.

ARTICLE 5 - MISCELLANEOUS

5.1       Further Assurances

Each Party will take all such actions and execute all such documents as may be necessary to implement and give effect to the terms of this Agreement.

5.2       Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Republic of the Philippines.

5.3       Confidentiality

The Parties shall keep this Agreement, including its terms, strictly confidential and neither Party shall disclose this Agreement or any of its terms to any third party provided that the Optionor may disclose its terms to the Other Optionee for the purposes of Section 2.8.  Nothing herein provided shall prohibit disclosure of this Agreement or the terms hereof if and to the extent: (i) the disclosure is required by order of a competent court in accordance with applicable laws, (ii) the disclosure is required by any regulatory body or any stock exchange on which the shares of any of the Parties or the Issuer or any direct or indirect shareholder of any of the Parties are listed,  (iii) the disclosure is required for the purpose of enforcing the rights and remedies of any Party or in any arbitration or judicial proceedings arising out of this Agreement, or (iv) any disclosure to any Party’s professional advisers on a need to know basis.

5.4       Assignment and Binding Effect

The Optionee shall have the right to assign this Agreement or any right, interest or obligation hereunder and the Optionor hereby consents to such assignment and the Optionor shall be bound by such assignment upon receipt of written notice thereof. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and the assignee of the Optionee.

5.5       Notices

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, or mailed (first class postage prepaid) to the Parties at the following addresses, facsimile numbers or email addresses:

If to the Optionor:

Address:	42/F Robinsons Equitable Tower
ADB Ave. cor. Poveda Rd.
Ortigas Center, Pasig City, Philippines
Fax No.:	(632) 3952608
Attention:	Mr. James L. Go
Chairman and CEO

If to the Optionee:

Address:	18/F Liberty Center
H.V. dela Costa St., Salcedo Village
Makati City, Philippines
Fax No.:	(632) 888 1012
Attention:	The Corporate Secretary

With a copy to:	First Pacific Company Limited
24th Floor, Two Exchange Square
8 Connaught Place, Central, Hong Kong
Fax No. : (852) 2810 4313
Attention: The Company Secretary

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section 5.5, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt; and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

5.6       Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.   Any single counterpart or set of counterparts signed in either case by any of the Parties hereto shall constitute a full and original agreement for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed by the parties in Makati City, Philippines as of the date first written above.

The Optionor:	JG SUMMIT HOLDINGS, INC.

By:
MR. JAMES L. GO
Chairman and CEO

The Optionee:	METRO PACIFIC RESOURCES, INC.

By:
MANUEL V. PANGILINAN
Chairman and Director

SIGNED IN THE PRESENCE OF:

___________________________________                                                                ___________________________________

SCHEDULE 1

FORM OF NOTICE OF CALL

●
JG SUMMIT HOLDINGS, INC.
42/F Robinsons Equitable Tower
ADB Ave. cor. Poveda Rd., Ortigas Center
Pasig City, Philippines

Attention:	MR. JAMES L. GO Chairman and CEO

Re:  Notice of Exercise of the Call Option under the Option Agreement dated [•]

Dear Sirs:

Reference is made to that certain  Option Agreement dated as of ● between  JG SUMMIT HOLDINGS, INC. (the “Optionor”) and METRO PACIFIC RESOURCES, INC. (the “Optionee”), with respect to  a Call Option to purchase the Option Shares (the “Option Agreement”).   Capitalized terms used herein, which are defined in the Option Agreement, are used herein as so defined.

This shall constitute the Notice of Call under Section 2.3 of the Option Agreement, being a notice to the Optionor of the Optionee’s exercise of the Call Option pursuant to the Option Agreement. This Notice of Call is irrevocable and may not be withdrawn by the Optionee without the written consent of the Optionor.

Closing shall take place on _________. (Insert a date not less than five (5) Business Days but not more than ten (10) Business Days after the date of this notice).

Very truly yours,

●

By:
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SCHEDULE 2

FORM OF NOTICE OF PUT

●

METRO PACIFIC RESOURCES, INC.
18/F Liberty Center, H.V. dela Costa Street
Salcedo Village, Makati City
Metro Manila, Philippines
Attention:	● Corporate Secretary

Re:  Notice of Exercise of Put Option under the Option Agreement dated [•]

Dear Sirs:

Reference is made to that certain Option Agreement dated as of ● between JG SUMMIT HOLDINGS, INC.  (the “Optionor”) and METRO PACIFIC RESOURCES, INC. (the “Optionee”), with respect to a Call  Option to purchase the Option Shares (the “Option Agreement”).   Capitalized terms used herein, which are defined in the Option Agreement, are used herein as so defined.

This shall constitute the Notice of Put under Section 2.5 of the Option Agreement, being a notice to the Optionee of the Optionor’s exercise of the Put Option pursuant to the Option Agreement. This Notice of Put is irrevocable and may not be withdrawn by the Optionor without the written consent of the Optionee.

Closing shall take place on _________. (Insert a date not less than five (5) Business Days but not more than ten (10) Business Days after the date of this notice).

Very truly yours,

JG SUMMIT HOLDINGS, INC.

By:
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